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                                                                    EXHIBIT 2.06


                                       SECOND AMENDMENT TO MERGER AGREEMENT

                  THIS SECOND AMENDMENT TO MERGER AGREEMENT dated April 24, 1998, by and among OFFICE CENTRE CORPORATION, a Delaware corporation ("Buyer"), OFFICE CENTRE FORT WORTH, a Texas corporation and a wholly-owned subsidiary of Buyer ("Acquisition"), GREENWOOD OUTFITTERS, INC., a Texas corporation (the "Company"), ROBERT WOOD, an individual resident in Texas ("Wood") and RALEIGH GREEN, an individual resident in Texas ("Green") (Wood and Green each a "Seller" and, collectively the "Sellers or Shareholders").

                                                     RECITALS

                  WHEREAS, the parties have entered into a Merger Agreement dated as of October 24, 1997, as amended on December __, 1997 (the "Merger Agreement") and have agreed to amend certain provisions of the Merger Agreement as set forth below.

                  NOW, THEREFORE, in consideration of the agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are conclusively acknowledged, the parties intending to be legally bound, agree as follows:

                  0.0.1 The provisions of this Second Amendment shall govern and control over any conflicting or inconsistent provisions in the Merger Agreement, but except as modified hereby, all provisions of the Merger Agreement remain unmodified and in full force and effect and are hereby reaffirmed by each of the parties hereto. Unless otherwise defined herein, all capitalized terms shall have the meanings as provided therefor in the Merger Agreement.

                  0.0.2 Section 2.5 of the Merger Agreement is amended to read as follows:

                           2.5      DIRECTORS AND OFFICERS

                                    Acquisition and Buyer shall, at Closing,
cause Robert J. Gillon, Jr., Richard T. Case, Robert Wood, and Carey Beck to be appointed as Directors of the Surviving Corporation. Robert Wood, Raleigh Green, Robert J. Gillon, Jr., Carey Beck, and Aaron Beck shall serve as the officers of the Surviving Corporation until their successors have been elected or appointed and shall have been qualified in accordance with applicable law.

                  0.0.3 Section 2.7 of the Merger Agreement is amended to read as follows:


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                           2.7      CONVERSION OF COMPANY COMMON STOCK

                                    At the Effective Time, by virtue of the
Merger and without any action on the part of any holder of capital stock of Buyer, Acquisition, Company or Sellers: (i) the shares of Common Stock of Acquisition purchased, issued and outstanding immediately prior to the Effective Time shall be converted as a result of the Merger and without any action on the part of the holder thereof, into 100 shares of capital stock of the Surviving Corporation and shall represent all the issued and outstanding shares of the Surviving Corporation; and (ii) the shares of the Company held by Sellers shall be converted into and shall become, without further action on the part of the Sellers, the right to receive, at Closing and on a pro rata basis, the following: (a) Two Million Six Hundred Fifty Thousand Dollars ($2,650,000) by wire transfer or certified check; (b) the number of shares of restricted Common Stock of Buyer having a value of Six Million Five Hundred Fifty Thousand Dollars ($6,550,000), which number of shares of Common Stock shall be determined by dividing such dollar amount by the initial public offering price of Buyer's Common Stock (the "IPO Price"), and; (c) the contingent right to receive additional consideration as follows:

                                            (1)   As promptly as practicable
following December 31, 1998, the independent public accounting firm then employed by Buyer shall determine, in accordance with GAAP except for the guidelines set forth in clause (2) below, the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the year ended December 31, 1998 (the "1998 EBITDA"). Buyer shall notify Sellers of the determination of the 1998 EBITDA as soon as it is received.

                                            (2)  The EBITDA determination
provided for in clause (1) above shall be done in such a way as to simulate that the merger transaction provided for in this Agreement ("Transaction") had not occurred and that the Company had remained a separately owned enterprise. For example, it is intended that such determination will, whether or not recorded on the financial statements of Company, Acquisition or Buyer, disregard and exclude
(A) all costs associated with the consummation of the Transaction, (B) all general and administrative, overhead and other costs and expenses over and above those customarily incurred by the Company in the period preceding the Transaction, and (C) all net income resulting from the integration of the operations of other enterprises with those of the Company after the Transaction. In addition, in order to facilitate comparison of the two periods, the EBITDA determinations for the periods ending December 31, 1997 and December 31, 1998 will be adjusted in regard to compensation, bonuses, and distributions paid to Sellers during such periods as follows:


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                                                     (A)   The 1997 EBITDA (as
defined below) has been adjusted to eliminate as costs all compensation, bonuses and distributions paid by the Company to Sellers in excess of $300,000.

                                                     (B)      In determining the
1998 EBITDA, if compensation, bonuses and distributions paid to Sellers exceed $300,000, the amount of such excess will be added back as an increase to the 1998 EBITDA.

                                            (3)      It is stipulated that,
solely for the purposes hereof, the EBITDA of the Company for the year ended December 31,1997 (taking into account the provisions of clause (2) above), was $1,231,000 (the "1997 EBITDA"). The EBITDA determination for the year ended December 31, 1998, shall be done in a manner consistent with the determination for the year ended December 31, 1997.

                                            (4)      If the 1998 EBITDA exceeds
the 1997 EBITDA, the amount of such excess shall be multiplied by 3.05 and the resulting sum shall be the "Difference," provided, however, that in no event shall the Difference exceed $3,500,000. If, in calculating the 1998 EBITDA, an adjustment was made as provided in clause (2)(B) above in regard to compensation, bonuses and distributions paid to Sellers, then the amount so added back as an increase to the 1998 EBITDA will be subtracted from the Difference, and the resulting sum shall be the "Adjustment Amount." If no such adjustment was made, the Difference shall be the Adjustment Amount.

                                            (5)      The Adjustment Amount shall
be paid to Sellers (one-half thereof to each of Sellers) within ten (10) days after the determination of the 1998 EBITDA as follows: (A) by the issuance to Sellers (one-half to each of Sellers) of the number of shares of restricted Common Stock of Buyer having a value equal to seventy percent (70%) of the Adjustment Amount, which number of shares of Common Stock shall be determined by dividing 70% of the Adjustment Amount by the IPO Price, provided, however, that the number of shares so issued shall not exceed the number of shares issued to Sellers at Closing, and (B) by the payment to Sellers (one-half to each of Sellers) of an amount in cash equal to the Adjustment Amount LESS the value (at the IPO Price) of the shares of Common Stock of Buyer issued to Sellers pursuant to clause (A) above.

                  0.0.4 The first sentence of Section 9.1 of the Merger Agreement is amended to read as follows:

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                           9.1      RIGHT TO INCLUDE SHARES

                                    If at any time after the first anniversary
of Buyer's Initial Public Offering but before the third anniversary of the Closing, the Buyer proposes to register any of its securities under the Securities Act of 1933 (other than by registration in connection with an acquisition in a manner which would not permit registration of the Shares for sale to the public, on Form S-4 or any successor form thereto, or on Form S-8 or any successor form thereto), the Buyer will each such time give prompt written notice to Sellers of its intention to do so and of Sellers' rights under this
Section 9.1.

                  0.0.5 Section 10.1(d) of the Merger Agreement is amended to read as follows:

                                    (d)     by either Buyer and Acquisition or
Sellers and the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply with the obligations under this Agreement) on or before September 1, 1998, or such later date as the parties may agree in writing.

                  0.0.6 The definition of "Employment Agreements" in Section 1. of the Merger Agreement is amended by changing the reference from Section 6.2 to
Section 7.2 and the forms of the Employment Agreements attached hereto shall replace those attached to the Merger Agreement as Exhibit 7.2(b)(i).

                  0.0.7 The number, but not the exercise price, of the options to be granted to each Seller under their Employment Agreements is subject to adjustment (prior to Closing) based upon any stock split, combinations or subdivisions of Buyer's Common Stock, provided that Seller's options shall be adjusted no less favorably than any other "founding dealers." Provided, further, that in no event shall the number of options be reduced by more than forty percent (40%).

                  0.0.8 Each party represents and warrants to the others as follows:

                           (a)      The execution, delivery and performance of
this Second Amendment

                                    (i)     has been duly authorized by all
necessary or appropriate acts or proceedings, corporate or otherwise; and

                                    (ii)    does not violate or result in a
breach or default under any contract, understanding judgment, order writ, law regulation that is applicable to the representing party or its assets.

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                           (b)      This Second Amendment is a valid, legal and
binding obligation and agreement of the representing party, and is enforceable against it in accordance with its terms.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Second Amendment to the Merger Agreement this _____ day of April, 1998.

BUYER:                                              SELLERS:

OFFICE CENTRE CORPORATION
                                                    /s/ Robert Wood
                                                    ---------------------------
                                                    ROBERT WOOD
By: /s/ Robert J. Gillon, Jr.
---------------------------------------
     Name:  Robert J. Gillon, Jr.                   /s/ Raleigh Green
     Title:   CEO                                   ----------------------------
                                                    RALEIGH GREEN


ACQUISITION:                                        COMPANY:

OFFICE CENTRE FORT WORTH                            GREENWOOD OUTFITTERS, INC.

By: /s/Robert J. Gillon, Jr.                         /s/ Robert C. Wood
--------------------------------------              ---------------------------
     Name: Robert J. Gillon, Jr.                     Name:  Robert Wood
     Title:                                          Title: Vice President


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